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                                                                    Exhibit 10.5

[IBM LOGO]


TECHNICAL SERVICES AGREEMENT


AGREEMENT NUMBER # 1999-10

This Agreement dated as of October 15, 1999 ("EFFECTIVE DATE"), between International Business Machines Corporation ("BUYER") and NetGenics, Inc. ("SUPPLIER"), establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Deliverables and Services described in SOWs issued under this Agreement.

1.0  DEFINITIONS:

"AFFILIATES" means entities that control, are controlled by, or are under common control with a party to this Agreement and that have signed a PA.

"AGREEMENT" means this agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), Participation Attachments ("PA"), and other attachments or appendices specifically referenced in this Agreement.

"APPEARANCE DESIGN" means the appearance presented by an object, formed in hardware or by software, that creates a visual impression on an observer. Appearance Design refers to the ornamental and not the functional aspects of the object.

"BUYER" means either IBM or one of its Affiliates which purchases or licenses Deliverables or Services under this Agreement.

"BUYER PERSONNEL" means agents, employees, contractors or remarketers engaged by Buyer.

"DELIVERABLE" means any item that Supplier prepares for or provides to Buyer as described in a SOW. Deliverables include Developed Works, Preexisting Materials, and Tools.

"DERIVATIVE WORK" means a work that is based on an underlying work and that would be a copyright infringement if prepared without the authorization of the copyright owner of the underlying work.

"DEVELOPED WORKS" means Deliverables including their Externals, developed in the performance of this Agreement that Buyer will own, and does not include Preexisting Materials, Tools, or items specifically excluded in a SOW.

"EXTERNALS" means any pictorial, graphic, or audiovisual works generated by execution of code and any programming interfaces, languages or protocols implemented in code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.

"INVENTION" means any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, conceived or reduced to practice by Supplier or Supplier Personnel in performance of this Agreement.

"JOINT INVENTION" means any Invention made by Supplier or Supplier Personnel with Buyer Personnel.

"PARTICIPATION ATTACHMENT" or "PA" means an attachment to this Agreement which evidences the signing Affiliate's intent to conduct transactions, if any, in accordance with this Agreement.

"PREEXISTING MATERIALS" means items including their Externals, contained within a Deliverable, in which the copyrights are owned by Supplier prepared or that were prepared outside the scope of this Agreement. Preexisting Materials exclude Tools, but may include material that is created by the use of Tools.

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"PRICES" means the agreed upon prices and currency for Deliverables and
Services, including all applicable fees, royalty payments and taxes, as specified in the relevant SOW.

"SERVICES" means the services identified in the relevant SOW.

"STATEMENT OF WORK" or "SOW" means any document attached to or included in this Agreement which describes the Deliverables and Services, including any requirements, specifications or schedules.

"SUPPLIER" means either Supplier or one of its Affiliates.

"SUPPLIER PERSONNEL" means agents, employees or subcontractors engaged by Supplier.

"TOOLS" means not commercially available software, and their Externals, required for the development, maintenance or implementation of a software Deliverable.

"WORK AUTHORIZATION" or "WA" means a purchase order or other Buyer designated document, such as a Work Order, in either electronic or hard copy form, issued by Buyer's procurement personnel, and is the only authorization for Supplier to perform any work under this Agreement. A SOW is a WA only if designated as such in writing by Buyer.

2.0 STATEMENT OF WORK: Supplier will provide Deliverables and Services as specified in the relevant SOW only when specified in a WA. Supplier will begin work only after receiving written authorization from Buyer. Buyer may request changes to a SOW and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties.

3.0  TERM AND TERMINATION

   3.1 TERM: Deliverables and Services acquired by Buyer on or after the Effective Date will be covered by this Agreement. This Agreement will remain in effect until terminated.

   3.2 TERMINATION OF THIS AGREEMENT: Either party may terminate this Agreement, without any cancellation charge, for a material breach of the Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains UNCURED. Either party may terminate this Agreement without Cause when there are no outstanding SOWs.

 3.3 TERMINATION OF A SOW OR WA: Buyer may terminate a SOW or a WA with or without Cause. Upon termination, in accordance with Buyer's written direction, Supplier will immediately: (i) cease work; (ii) prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services;
(iii) deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW; and (iv) deliver upon request any work in process. In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided such expenses do not exceed the Prices.

4.0  PRICING

   4.1 PRICING: Supplier will provide Deliverables and Services to Buyer for the Prices. Except for pre-approved expenses specified in the relevant SOW, the Prices for Deliverables and Services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer.

   4.2 COMPETITIVE PRICING: If Supplier offers lower prices to another customer for like or lesser quantities of Deliverables or Services during the same period and under similar terms and conditions as Buyer, those prices will be made known and available to Buyer at the time of their availability to the customer. Prices will at least be competitive with industry prices and, if not, Supplier will use reasonable efforts to adjust its Prices so that they are competitive.

5.0 PAYMENTS AND ACCEPTANCE: Terms for payment will be specified in the relevant SOW or WA. Payment of invoices will not be deemed acceptance of Deliverables or Services, but rather such Deliverables or Services will be subject to inspection, test and rejection in accordance with the acceptance or completion criteria as specified in the relevant SOW. Buyer may, at its option, either reject Deliverables or Services that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyer's written instruction, to repair or replace such Deliverables or re-perform such Service, without charge and in a timely manner.

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6.0  WARRANTIES

   6.1 ONGOING WARRANTIES: For a period of three (3) years from the completion of any SOW under this Agreement, Supplier makes the following ongoing representations and warranties: (i) it has the right to enter into this Agreement and its performance of this Agreement will not violate the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject; (ii) no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer's rights under this Agreement; (iii) Deliverables are safe for any use consistent with and will comply with the warranties, specifications and requirements in this Agreement; (iv) Services will be performed using reasonable care and skill and in accordance with the relevant SOW; (v) Deliverables and Services are Year 2000 ready such that they are capable of correctly processing, providing, receiving and displaying date data, as well as exchanging accurate date data with all products with which the Deliverables or Services are intended to be used within and between the twentieth and twenty-first centuries so long as any and all IBM hardware or software provided by Buyer which exchanges date data with the Deliverables are also Year 2000 ready as defined in this sub-paragraph; and provided that, with respect to third party hardware and software, such hardware and software properly exchanges date data with Supplier's Deliverable and Services (vi) Deliverables will be tested for, and do not contain, harmful code; (vii) Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party; and (viii) all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law.

THE WARRANTIES AND CONDITIONS IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

   6.2 WARRANTY REDEMPTION: If Deliverables or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Deliverables or re-perform Services, without charge and in a timely manner. If Supplier fails to do so, Buyer may repair or replace Deliverables or re-perform Services and Supplier will reimburse Buyer for actual and reasonable expenses.

7.0 DELIVERY: Deliverables or Services will be delivered as specified in the relevant SOW. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may: (i) cancel without charge Deliverables or Services not yet delivered; (ii) procure such Deliverables or Services elsewhere and charge Supplier the cost differential; and (iii) exercise all other remedies provided at law, in equity and in this Agreement.

8.0  INTELLECTUAL PROPERTY

   8.1 WORK MADE FOR HIRE: All Developed Works belong exclusively to Buyer and are works made for hire. If any Developed Works are not considered works made for hire owned by Buyer by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer. SUPPLIER WILL HAVE NO LICENSE OR OTHER RIGHTS IN THE DEVELOPED WORKS DELIVERED PURSUANT TO THE AGREEMENT. IF BUYER DISCONTINUES DEVELOPING AND MARKETING OF THE SOLUTION RELATED TO THE DEVELOPED WORKS, BUYER AGREES TO ENTER INTO GOOD FAITH NEGOTIATIONS TO LICENSE THE DEVELOPED WORKS TO NETGENICS UNDER REASONABLE AND MUTUALLY AGREEABLE TERMS AND CONDITIONS.

   8.2 PREEXISTING MATERIALS: Neither Party will include any Preexisting Materials in any Deliverable unless they are listed in the relevant SOW or WA. Prior to including any Preexisting Materials that contain copyrights , patents or other intellectual property rights owned by third parties, the party proposing to use third party materials shall notify the other party of such Preexisting Materials, and the parties shall determine whether existing third party licenses and any other intellectual property rights are adequate to use such third party copyrighted materials as required under the WA. Neither party will use such third party materials unless and until the parties agree that the third party's license or other rights provided are adequate for the intended use by the parties, the Customers, or other relevant third parties. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared Derivative Works of Preexisting Materials and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense Preexisting Materials or their Derivative Works. The rights and licenses granted by Supplier to Buyer under this Subsection include the right of Buyer to authorize or sublicense others to exercise any of the rights granted to Buyer in this Subsection.

   8.3 TOOLS: Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared Derivative Works of Tools, and to use, have used, execute, reproduce, transmit, display and perform Tools or their Derivative Works.

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   8.4 INVENTION RIGHTS: Supplier will promptly provide to Buyer a complete written disclosure for each Invention which identifies the features or concepts which Supplier believes to be new or different. Inventions are owned by Supplier, except for Joint Inventions and Inventions relating to an Appearance Design. Supplier grants to Buyer an irrevocable, nonexclusive, worldwide, paid-up license under these Inventions (including any patent applications filed on or patents issued claiming Inventions). The license scope is to make, have made, use, have used, sell, license or transfer items and to practice and have practiced methods. Supplier assigns to Buyer all Inventions, and patents issuing on them, relating to an Appearance Design.

   8.5 JOINT INVENTION RIGHTS: The parties will jointly own all Joint Inventions and resulting patents. Either party may license others under Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) without accounting to or consent from the other.

   8.6 PERFECTION OF COPYRIGHTS: Upon request, Supplier will provide to Buyer a "Certificate of Originality" or equivalent documentation to verify authorship of Deliverables. Supplier will confirm assignment of copyright for Developed Works using the "Confirmation of Assignment of Copyright" form and will assist Buyer in perfecting such copyrights. Supplier will be responsible for registration, maintenance and enforcement of copyrights for Preexisting Materials. If Supplier does not register a copyright in Preexisting Materials, Supplier authorizes Buyer to act as its agent in the copyright registration of such Preexisting Materials.

   8.7 PERFECTION OF INVENTION RIGHTS: Supplier will identify all countries in which it will seek patent protection for each Invention. Supplier authorizes Buyer to act as its agent in obtaining patent protection for the Inventions in countries where Supplier does not seek patent protection. Supplier will, at Buyer's expense, assist in the filing of patent applications on Inventions and have required documents signed.

   8.8 TRADEMARKS: This Agreement does not grant either party the right to use the other party's trademarks, trade names or service marks.

9.0  INDEMNIFICATION

   9.1 GENERAL INDEMNIFICATION: Supplier will defend, hold harmless and indemnify, including attorney's fees, Buyer and Buyer Personnel against claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.

   9.2 INTELLECTUAL PROPERTY INDEMNIFICATION: Supplier will defend, or at Buyer's option cooperate in the defense of, hold harmless and indemnify, including attorney's fees, Buyer and Buyer Personnel from claims that Supplier's Deliverables or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Buyer the right to continue to use, sell and license the Deliverables and Services consistent with this Agreement; (ii) modify Deliverables and Services so they are non-infringing and in compliance with this Agreement; (iii) replace the Deliverables and Services with non-infringing ones that comply with this Agreement; or (iv) at Buyer's request, accept the cancellation of infringing Services and the return of infringing Deliverables and refund any amount paid.

   9.3 EXCEPTIONS TO INDEMNIFICATION: Supplier will have no obligation to indemnify Buyer or Buyer Personnel for claims that Supplier's Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of: (i) Buyer's combination of Deliverables or Services with other products or services not reasonably expected by Supplier;
(ii) Supplier's implementation of a Buyer originated design; or (iii) Buyer's modification of the Deliverables.

10.0 LIMITATION OF LIABILITY: Except for liability under the Section entitled Indemnification, in no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages.

11.0 SUPPLIER AND SUPPLIER PERSONNEL: Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will: (i) ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements; (ii) be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel; (iii) ensure Supplier Personnel performing Services on Buyer's premises comply with the On Premises Guidelines; and (iv) inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval.

12.0 ELECTRONIC COMMERCE: Supplier will use best efforts to participate in Electronic Data Interchange ("EDI") or other electronic commerce approach, under which the parties will electronically transmit and receive legally binding purchase and sale obligations ("Documents"), including electronic credit entries transmitted by Buyer to the Supplier

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account specified in the relevant SOW. Each party, at its own expense, will provide and maintain the equipment, software, services and testing necessary for it to effectively and reliably transmit and receive such Documents. Either party may use a third party service provider for network services, provided the other party is given sixty (60) days prior written notice of any changes to such services. A Document will be deemed received upon arrival at the receiving party's mailbox or Internet address and the receiving party will promptly send an acknowledgment of such receipt. The receiving party will promptly notify the originating party if a Document is received in an unintelligible form, provided that the originating party can be identified. In the absence of such notice, the originating party's record of the contents of such Document will prevail. Each party will authenticate Documents using a digital signature or User ID, as specified by Buyer, and will maintain security procedures to prevent its unauthorized use.

13.0 RECORDKEEPING AND AUDIT RIGHTS: Supplier will maintain (and provide to Buyer upon request) relevant accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for three (3) years following completion or termination of the relevant SOW. All accounting records will be maintained in accordance with generally accepted accounting principles.

14.0  GENERAL

   14.1 AMENDMENTS: This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

   14.2 ASSIGNMENT: Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that Buyer may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement or any intellectual property assigned or licensed under this Agreement. Any unauthorized assignment of this Agreement is void.

   14.3 CHOICE OF LAW AND FORUM; WAIVER OF JURY TRIAL; LIMITATION OF ACTION:
This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country in which the transaction is performed, except that the laws of the State of New York applicable to contracts executed in and performed entirely within that State will apply if any part of the transaction is performed within the United States. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to a breach of this Agreement must be commenced no later than two (2) years from the date of the breach in a court sited within the country in which the breach occurred, or in a court sited in the State of New York if any part of the transaction is performed within the United States.

   14.4 COMMUNICATIONS: All communications between the parties regarding this Agreement will be conducted through the parties' representatives as specified in the relevant SOW.

   14.5 COUNTERPARTS: This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means is considered an original.

   14.6 EXCHANGE OF INFORMATION: Unless required otherwise by law, all information exchanged by the parties will be considered non-confidential. If the parties require the exchange of confidential information, such exchange will be made under a confidentiality agreement. The parties will not publicize the terms or conditions of this Agreement in any advertising, marketing or promotional materials except as may be required by law, provided the party publicizing obtains any confidentiality treatment available. Supplier will use information regarding this Agreement only in the performance of this Agreement.

   14.7 FREEDOM OF ACTION: This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Deliverables or Services and is not obligated to announce or market any Deliverables or Services and does not guarantee the success of its marketing efforts, if any.

   14.8 FORCE MAJEURE: Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

   14.9 OBLIGATIONS OF AFFILIATES: Affiliates will acknowledge acceptance of the terms and conditions of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

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   14.10 PRIOR COMMUNICATIONS AND ORDER OF PRECEDENCE: This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be: (i) the quantity, payment and delivery terms of the relevant WA; (ii) the relevant SOW; (iii) the relevant PA; (iv) this agreement; and (v) the remaining terms of the relevant WA.

   14.11 SEVERABILITY: If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties' rights under this Agreement.

   14.12 SURVIVAL: The provisions set forth in the following Sections and Subsections of this Agreement will survive after termination of this Agreement and will remain in effect until fulfilled: "Ongoing Warranties", "Intellectual Property", "Indemnification", "Limitation of Liability", "Record Keeping and Audit Rights", "Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action", "Exchange of Information", and "Prior Communications and Order of Precedence".

   14.13 WAIVER: An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

    14.14 PUBLICITY: There shall be no publicity of any kind regarding the Agreement by either Party without the prior written consent of the other.



ACCEPTED AND AGREED TO:

IBM CORPORATION

By /s/ Daniel P. McCurdy          10/19/99
   ----------------------------------------
Authorized Signature                Date

Daniel P. McCurdy

Vice President, Life Sciences,  IBM Corporation


ACCEPTED AND AGREED TO:

NETGENICS, INC.

By /s/ Manuel J. Glynias
   ----------------------------------------
Authorized Signature                Date

Manuel J. Glynias

President and Chief Executive Officer,  NetGenics, Inc.

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